Exhibit 5.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

January 14, 2025

Berkshire Hills Bancorp, Inc.

60 State Street

Boston, Massachusetts 02109

Ladies and Gentlemen:

We have acted as counsel for Berkshire Hills Bancorp, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale by certain selling shareholders of in the aggregate up to 3,448,275 shares of the Company’s common stock, par value $0.01 per share (the “Shares”). The Shares previously were offered and sold by the Company in reliance upon an exemption from registration pursuant to the Securities Act under Rule 506 of Regulation D and Section 4(2) of the Securities Act (the “Private Placement”). The resale of the Shares is being registered pursuant to registration rights agreements entered into by the Company with each of the shareholders who received Shares in connection with the Private Placement.

In rendering this opinion letter, we have reviewed copies of: (1) the Registration Statement; (2) the base prospectus, dated March 2, 2023, which forms a part of the Registration Statement; (3) the Amended Certificate of Incorporation of the Company, as amended; (4) the Amended and Restated Bylaws of the Company; and (5) certain resolutions of the Board of Directors of the Company. We have also reviewed such other documents and made such other investigations as we have deemed appropriate.

In our examination, we have assumed: (1) the genuineness of all signatures; (2) the legal capacity of all natural persons; (3) the authenticity of all documents submitted to us as original documents; (4) the conformity to original documents of all documents submitted to us as copies thereof; and (5) that the Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement. As to various questions of fact material to this opinion, we have relied upon the statements contained in the Registration Statement and statements of officers of the Company, and we have made no independent investigation with regard thereto.

Our opinion expressed herein is limited to Delaware General Corporation Law and we express no opinion with respect to any other laws, or with respect to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LUSE GORMAN, PC